Filed pursuant to Rule 433

Registration Statement No.: 333-167832

THE BANK OF NEW YORK MELLON CORPORATION

$500,000,000 FIXED RATE SENIOR NOTES DUE 2018

OCTOBER 18, 2012

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS*: Aa3 / A+ / AA- / AAL (NEGATIVE/NEGATIVE/STABLE/STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: JANUARY 25, 2018

TRADE DATE: OCTOBER 18, 2012

SETTLEMENT DATE: OCTOBER 25, 2012 (T+5)

REDEMPTION COMMENCEMENT DATE: DECEMBER 25, 2017

COUPON: 1.300% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH JULY 25 AND JANUARY 25, COMMENCING ON JULY 25, 2013 AND ENDING ON THE MATURITY DATE

REDEMPTION PRICE: THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE ISSUER ON OR AFTER THE REDEMPTION COMMENCEMENT DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 30 AND NOT MORE THAN 60 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDER OF THE NOTE.

DAY COUNT CONVENTION: 30/360

PRINCIPAL AMOUNT: $500,000,000

ISSUE PRICE: 99.857% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER: $498,535,000

PRICING BENCHMARK: UST 0.625% DUE SEPTEMBER 30, 2017

BENCHMARK YIELD: 0.778%

SPREAD TO BENCHMARK: +55 BASIS POINTS

RE-OFFER YIELD: 1.328%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406HCE7 / US06406HCE71

BOOKRUNNERS: BNY MELLON CAPITAL MARKETS, LLC, MORGAN STANLEY & CO. LLC, RBS SECURITIES INC., UBS SECURITIES LLC

CO-MANAGERS: BLAYLOCK ROBERT VAN, LLC, BNP PARIBAS SECURITIES CORP., DREXEL HAMILTON, LLC, MISCHLER FINANCIAL GROUP, INC., U.S. BANCORP INVESTMENTS, INC., WELLS FARGO SECURITIES, LLC

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC at 1-800-269-6864, Morgan Stanley & Co. LLC at 1-866-718-1649, RBS Securities Inc. at 1-866-884-2071, or UBS Securities LLC at 1-877-827-6444, ext. 561-3884.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.